Fairchild Semiconductor Reports Favorable Results in Lawsuit Appeal Against Power Integrations

SAN JOSE, Calif., March 27, 2013 - Fairchild Semiconductor (NYSE: FCS), a leading global supplier of high performance power and mobile semiconductor solutions, reported that a federal appeals court vacated almost all of a $12.9 million damages award against the company in its long-running patent litigation against Power Integrations, Inc.

In a 59-page ruling released March 26, the United States Court of Appeals for the Federal Circuit accepted many of Fairchild's core arguments, threw out a lower court's finding that Fairchild willfully infringed Power Integrations' patents, and reversed lower court rulings on the meaning of some Power Integrations' patent claims.

"We are gratified that after more than eight years of litigation, the appeals court has validated positions we have asserted since the lawsuit began," said Mark Thompson, Fairchild's chairman and CEO. "We are hopeful that we might begin a dialog with Power Integrations toward a more effective means of resolving disagreements over our technologies and Fairchild's intellectual property rights."

In 2006, a jury found Fairchild infringed four Power Integrations patents and awarded $33.9 million in damages, which was subject to tripling because the infringement was found willful. Damages were later reduced to $12.9 million by the trial court. In Tuesday's ruling, the Federal Circuit eliminated the lower damages amount as well, stating that Power Integrations' evidence of damages was "derived from unreliable data and built on speculation." In vacating the damages award, the court found "there was no basis upon which a reasonable jury could find Fairchild liable for induced infringement." The court also threw out the earlier ruling of willful patent infringement by Fairchild. The ruling validates longstanding arguments made by Fairchild in multiple lawsuits involving the two companies.

The appeals court instructed the lower court to conduct further proceedings to determine damages from conduct that Fairchild always agreed occurred, which consisted of approximately $500,000 to $750,000 worth of sales and imports of affected products. Fairchild believes Power Integrations would be entitled to a reasonable royalty on the basis of these direct U.S. sales. Fairchild suspended sales of affected products in the United States in 2007 and offers replacement products that were not accused in the lawsuit.

The findings that Fairchild infringed two Power Integrations' patents were also overturned by the ruling, calling into question the validity of those patents and whether they cover Fairchild's products. Further proceedings will be needed to determine the effect of the Federal Circuit's rulings on the meaning of several Power Integrations patent claims.

 Fairchild and Power Integrations are involved in four other patent lawsuits, including cases in Delaware, California and China. "We will litigate if necessary to defend our intellectual property, and to defend ourselves when we disagree with competitors' views," said Fairchild's CEO Thompson. "Nevertheless, there are better ways to resolve disputes, and we hope we might move in that direction for the benefit of both companies and their stockholders."

Special Note on Forward-Looking Statements:

Some of the statements above are forward-looking statements that are based on management's assumptions and expectations and involve risk and uncertainty. Forward-looking statements relating to litigation are based on current information that, by its nature, is subject to rapid and unexpected changes. Forward-looking statements usually, but do not always, contain forward-looking terminology such as "we believe," "we expect," or "we anticipate," or refer to management's expectations about future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements, including, with respect to litigation, risks and uncertainties associated with the litigation process, results of appeals, and reactions of other parties and stakeholders to lawsuit developments and other factors. Our risk factors are discussed in the company's quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductor's web site at www.ir-site.com/fairchildsemi/profile or the SEC's web site at www.sec.gov.

About Fairchild Semiconductor:

Fairchild Semiconductor (NYSE: FCS) - global presence, local support, smart ideas. Fairchild delivers energy-efficient, easy-to-use and value-added semiconductor solutions for power and mobile designs. We help our customers differentiate their products and solve difficult technical challenges with our expertise in power and signal path products. Please contact us on the web at http://www.fairchildsemi.com.

Editorial Contacts:

Fairchild Semiconductor:

Paul R. Hughes

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1-(800) 341-0392 X 3110

E-mail: paul.hughes@fairchildsemi.com

Dianna Fletcher

Corporate Communications

1 (207) 831-8148

E-mail: dianna.fletcher@fairchildsemi.com